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                                                                     Exhibit 2.5


                               INDEMNITY AGREEMENT

         This INDEMNITY AGREEMENT (this "Agreement") is made as of September 1, 1998 by and among Photobition Group PLC, a company organized under the laws of England ("Photobition"), KDT Acquisition Corp., a Delaware corporation ("KDT"), and Gary Katz (the "Principal Stockholder").

         WHEREAS, Photobition and KDT have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), with Katz Digital Technologies, Inc., a Delaware corporation (the "Company"), pursuant to which KDT will merge with and into the Company (the "Merger");

         WHEREAS, the Principal Stockholder is the beneficial owner of 2,376,710 shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), and representing approximately 48% of the outstanding shares of Company Common Stock;

         WHEREAS, as a condition and inducement to Photobition's and KDT's willingness to enter into the Merger Agreement, the Principal Stockholder has agreed to enter into this Agreement, which provides for the Principal Stockholder to indemnify the Indemnified Parties for certain Damages (each as defined below) on the terms and subject to the limitations set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

                                   ARTICLE I.

         I.1 Indemnification. (a) The Principal Stockholder hereby agrees to indemnify, defend and hold harmless Photobition and KDT (and their respective directors, officers, affiliates, successors and assigns) (each, an "Indemnified Party") from and against any losses, liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Damages") asserted prior to the first anniversary of the Effective Time of the Merger (as defined in the Merger Agreement) based upon, arising out of or otherwise resulting from (i) the failure of the Financial Statements (as defined in the Merger Agreement) to be, to the knowledge of the Principal Stockholder, true, correct and complete in all material respects, (ii) any broker's or finder's fee or commission payable by the Company to Steven West, West Worldwide Industries or their affiliates, and
(iii) any legal, investment banking, financial advisor's, broker's or finder's fees, commissions or expenses in connection with the proposed sale of the Company (by merger or some other business combination) in excess of $325,000 in the aggregate, excepting any legal fees related to any proxy contest, claim,
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action, suit or proceeding arising out of or otherwise relating to the Merger
Agreement and the transactions contemplated thereby.

         (b) Limitations. The Indemnified Parties' rights to indemnification under Section 1.1(a) shall be subject to the following limitations:

                  (i) The Indemnified Parties shall be entitled to indemnification under Section 1.1(a)(i) only if the aggregate amount of all Damages under Section 1.1(a)(i) exceeds $10,000 (the "Basket Amount"), in which event the Indemnified Parties shall be entitled to indemnification for all such Damages (including the Basket Amount). For the avoidance of doubt, the Basket Amount shall not apply with respect to any claims made pursuant to Section 1.1(a)(ii) or (iii).

                  (ii) The Indemnified Parties shall be entitled to indemnification under Section 1.1(a)(ii) only for 50% of any Damages with respect to claims made pursuant to Section 1.1(a)(ii).

                  (iii) In no event shall the aggregate amount paid by the Principal Stockholder to the Indemnified Parties pursuant to this Agreement exceed $500,000.

         (c) Promptly after the receipt by an Indemnified Party of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "Third Party Claim"), such Indemnified Party will, if a claim in respect thereto is to be made against the Principal Stockholder, give the Principal Stockholder written notice of such Third Party Claim; provided, however, that the failure to provide such notice will not relieve the Principal Stockholder of any of his obligations, or impair the right of the Indemnified Party to indemnification pursuant to this Article I unless, and only to the extent that, such failure materially prejudices the Principal Stockholder's opportunity to defend or compromise the Third Party Claim. The Principal Stockholder shall have the right, at his option, to defend at his own expense and by his own counsel any Third Party Claim, provided that
(i) the Principal Stockholder acknowledges in writing (at the time he elects to assume such defense) his obligation under this Article I to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith in defending such Claim. If the conditions of the foregoing sentence are not met, the Indemnified Party shall have the right to assume and control the defense of such Claim. If the Principal Stockholder shall undertake to defend any Third Party Claim, he shall notify the Indemnified Party of his intention to do so promptly (and in any event no later than 30 days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Principal Stockholder and his counsel in the defense of such Third Party Claim. Notwithstanding


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the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its own expense. The Principal Stockholder, however, shall bear the expense of such separate counsel if (A) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Principal Stockholder, (B) the Principal Stockholder shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Principal Stockholder or notice that the Principal Stockholder intends to assume the defense of the Third Party Claim is given to the Indemnified Party, or (C) the Principal Stockholder authorizes the Indemnified Party to employ separate counsel at the expense of the Principal Stockholder. The Principal Stockholder shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies or which does not provide for a complete and unconditional discharge and release of the Indemnified Party.


                                   ARTICLE II.

                                  MISCELLANEOUS

         II.1 Notices. All notices, claims, requests, responses, objections and other communications given or made pursuant to this Agreement shall be in writing and dispatched by the same means to all of the parties on the same day and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile, or (iii) by a nationally recognized courier service, to the parties at the following address:

         (a)      If to Photobition or KDT:

                           Photobition Group PLC
                           Eagle House
                           224 London Road
                           Mitcham
                           Surrey, England CR4 3HD
                           Attn: Eddie Marchbanks and Steven Smith
                           (Telefax: 011.441.81.687.7007)

                  with a required copy to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, New York 10022
                           Attn: John J. Hyland, Esq.
                           (Telefax: (212) 755-7306)


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         (b)     If to the Principal Stockholder to:

                          41 Jefferson Lane
                          New City, New York  10956
                          Attn: Gary Katz
                          (Telefax: (914) 639-0699)

                 with a required copy to:

                          Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP 750 Lexington Avenue
                          New York, New York 10022
                          Attn: Murray L. Skala, Esq. and Geoffrey A. Bass, Esq. (Telefax: (212) 888-7776)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (x) as of the date so delivered (if delivered personally or by telefax), and (y) on the second business day following dispatch (if delivered by recognized courier service).

         II.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party hereto without the prior written consent of the other parties. This Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         II.3 Governing Law; Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New York without reference to the conflict of laws principles thereof. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City and State of New York and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.


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         II.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         II.5 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         II.6 Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect. If any provision shall be declared unenforceable due to its amount, scope, breadth or duration, then it shall be modified without any further action by the parties as to the amount, scope, breadth or duration to the maximum extent permitted by law and shall continue to be fully enforceable as so modified.

         II.7 Amendment. This Agreement shall not be amended except in writing signed by the parties.

                            (Signature Page Follows)


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         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                              PHOTOBITION GROUP PLC


                              By:      /s/ J.E.T. MARCHBANKS
                                       -------------------------------
                                       Name:   J.E.T. MARCHBANKS
                                       Title:


                              KDT ACQUISITION CORP.


                              By:      /s/ J.E.T. MARCHBANKS
                                       -------------------------------
                                       Name:   J.E.T. MARCHBANKS
                                       Title:


                              /s/ GARY KATZ
                              ---------------------------------------
                              Gary Katz, as the Principal Stockholder